Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-154974), and Form S-8 (Nos. 333-136227, 333-173053 and 333-192629) of Vonage Holdings Corp. of our report dated January 27, 2014 related to the consolidated financial statements of Vocalocity, Inc. and Subsidiary, appearing in this Current Report on Form 8-K/A of Vonage Holdings Corp.
/s/ Frazier & Deeter, LLC
Atlanta, Georgia
January 27, 2014